Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE	Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	MDC Group Media Relations: Susan Roush 818-222-8330

A.BRADLEY GABBARD SIGNS ON AS RECOVERY ENERGY’S CFO

JULY 11, 2011 – Denver, CO – Recovery Energy, Inc. (OTCBB: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces the appointment of A. Bradley Gabbard, a seasoned financial professional with 35 years’ broad experience in the energy sector, as Chief Financial Officer.

“Brad’s direct experience in the independent oil and gas industry and track record enabling numerous energy companies to execute their business plans made him the preferred choice for our new Chief Financial Officer,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “We are pleased to have him join Recovery Energy.”

Gabbard most recently served as CFO for Applied Natural Gas Fuels, Inc., and his career in traditional and non-traditional energy businesses includes co-founder, director, Executive Vice President and CFO of PowerSecure International, Inc. (formerly Metretek Technologies, Inc.) from 1991-2007.

“I look forward to playing a key role in the management team of Recovery Energy, and the execution of its business plan,” said Gabbard.

About Recovery Energy, Inc.

Recovery Energy, Inc. (OTCBB: RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 158,000 gross, 137,000 net acres and management has more than 80 years’ experience. Recovery Energy’s primary focus is on growing revenue, cash-flow and reserves through its conventional drilling program on low-risk, low-cost, in-field targets, as well as through an unconventional drilling program targeting the various prospective oil shale horizons on its land. In addition to being prospective for the Niobrara oil shale formation, the Company’s asset base is comprised of current production and reserves from the “J” sand along with extensive leasehold prospective for other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.